Exhibit 99.1

GAIAM Changes Name to Gaia

BOULDER, CO, July 14, 2016 — Gaia, Inc. (NASDAQ: GAIA) announced today that it has officially changed its corporate name from Gaiam, Inc. to Gaia, Inc. in connection with the closing of the sale of its branded consumer product business.

Gaia will continue to trade on the NASDAQ Global Market under its current ticker “GAIA.”

Gaia is a global digital video streaming service and online community that provides curated, conscious media content to its subscribers in 120 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and 80% of the views are generated by content produced or owned by Gaia.

Contacts

Paul Tarell, Jr.	Cody Slach
Gaia, Inc.	Liolios Investor Relations
(303) 222-3330	(949) 574-3860
Paul.Tarell@gaia.com	GAIA@liolios.com

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